Exhibit 99.1

NEWS RELEASE

For more information contact:

Fletcher Chamberlin

Investor Relations

(503) 726-7710

fchamberlin@feico.com

FEI Company Authorizes $20 Million Stock Repurchase Program

Hillsboro, Ore./May 12, 2006 – FEI Company (Nasdaq: FEIC) today announced that its Board of Directors has authorized the repurchase of up to $20 million of the Company’s common stock. Share repurchases under this program may be made through open market and privately negotiated transactions, at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. The stock repurchase program does not have an expiration date and may be limited or terminated at any time without prior notice.